UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2010

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into A Material Definitive Agreement

On June 1, 2010, ATS Corporation (the “Company”), as Borrower, entered into an amended and restated credit agreement related to its previous credit facility with Bank of America, N.A., as Administrative Agent, and other various lender parties (the “Amended Credit Agreement”).  The Amended Credit Agreement provides for an increase in the credit facility from $50 million to $55 million and an extension to the term for an additional three years or expiration in June 2013.  Borrowings bear interest at rates based on 30-day LIBOR plus applicable margins based on the leverage ratio as determined quarterly.  The Amended Credit Agreement adjusted the applicable margins charged on the outstanding borrowings from a range of 2.0% to 3.5% to a range of 2.0% to 3.0% based on the leverage ratio. The fee for the unused portion of the facility ranges from .25% to .35% based on the leverage ratio compared to the previous facility’s unused fee of .20% to .375%. The covenants for the minimum fixed charge coverage ratio were adjusted slightly from 1.3:1 to 1.5:1 while the other financial covenants remained the same. The Amended Credit Agreement provides a basket for stock repurchase not to exceed $3.0 million in any period of twelve consecutive months, and total consideration for acquisitions in any twelve month period greater than $20 million will require lender approval. There was no upfront fee for the amendment.

A copy of the Amended Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

10.1         Amended and Restated Credit Agreement dated June 1, 2010, among ATS Corporation and Bank of America, N.A., and each of the lenders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      June 4, 2010

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer